PRESS RELEASE                       Huntingdon Life Sciences Group plc
                                    ("Huntingdon") (NYSE/SEAQ:HTD)
                                    Woolley Road, Alconbury, Huntingdon
                                    Cambs PE17 5HS, England

                                    For Further Information:
                                    Richard A. Michaelson
                                    Phone:   UK: +44 (0) 1480 892194
                                             US: (201) 525-1819
                                    e-mail: MichaelR@Princeton.Huntingdon.com

IMMEDIATE RELEASE
October 27, 1999


                   HUNTINGDON ANNOUNCES THIRD QUARTER RESULTS

Huntingdon, England, October 27, 1999 - Huntingdon Life Sciences Group plc ("the Company") (NYSE:HTD) announced today that net sales for the quarter ended September 30, 1999 were (pound)15.0 million ($24.0 million) an increase of 15% from the prior year sales of (pound)13.1 million ($21.4 million). The Company reported an operating loss for the quarter of (pound)0.5 million ($0.8 million) compared to an operating loss of (pound)3.0 million ($4.9 million) in the same quarter last year, exclusive of an exceptional non-cash charge of (pound)1.2 million ($2.0 million) in the current year to write off assets that are not Year 2000 compliant. Net losses after taxation and interest for the quarter were (pound)0.1 million ($0.2 million), including both the charge noted above and an exceptional profit of (pound)1.8 million ($2.8 million) on the sale of the Company's Wilmslow site; this compares to a loss of (pound)4.2 million ($6.9 million) in the same quarter last year. Net loss per ordinary share was 0.04 pence, compared to 2.5 pence in the same quarter last year. Net loss per ADR was
0.3 cents compared with 21 cents in the same quarter last year. Excluding those one-time events, net loss would have been (pound)0.6 million ($1.0 million), or
0.2 pence per ordinary share (2 cents loss per ADR).

Net sales for the nine months ended September 30, 1999 were (pound)42.7 million ($68.7million) compared to (pound)39.5 million ($64.8 million) in the same period last year. The Company reported an operating loss for the nine months of (pound)3.8 million ($6.1 million) compared to (pound)9.1 million ($14.9 million) in the same period last year. Net losses after taxation and interest for the nine months were (pound)5.2 million ($8.3 million) compared to (pound)12.1 million ($19.8 million) in the same period last year. Net loss per ordinary share was 1.8 pence, compared to 9.2 pence in the same period last year. Net loss per ADR was 14 cents, compared with 75 cents loss in the same period last year.

Andrew Baker, Huntingdon's Executive Chairman said: "We continue to be pleased with the positive trend in both sales and operating results. Stripping out exceptional items the operating loss for the quarter was reduced to (pound)0.5 million, down from (pound)0.8 million last quarter and (pound)3.0 million for the same period last year. Cash flow from operating activities was positive again this quarter and the completion of the sale of the Wilmslow site allowed us to reduce borrowings by (pound)4.2 million."

Brian Cass, Huntingdon's Managing Director added: "Our new organisation continues to make progress in re-establishing our reputation and relationships with clients. The results of these efforts are being seen in growing sales and an increasing order book. Orders in the third quarter were 18% ahead of the same period last year, maintaining the momentum of the first half of the year. Year to date orders are now 20% ahead of last year. These increases in orders are flowing through to sales; year to date sales of (pound)42.7m are 8% up on last year, while the third quarter was 15% ahead of the same period last year."

Huntingdon Life Sciences Group plc is one of the world's leading CROs providing product development services to the pharmaceutical, agrochemical and biotechnology industries. Huntingdon brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. Huntingdon operates research facilities in the United Kingdom (Huntingdon and Eye, England) and the United States (The Princeton Research Centre, New Jersey).

This announcement contains statements that may be forward-looking as defined by the USA's Private Litigation Reform Act of 1995. These statements are based largely on Huntingdon's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Huntingdon's control, as more fully described in Huntingdon's Form 20-F as filed with the US Securities and Exchange Commission.


                          * * * TABLES TO FOLLOW * * *

                       HUNTINGDON LIFE SCIENCES GROUP plc
                                 ("HUNTINGDON")
                                (NYSE/SEAQ - HTD)


            SUMMARY OF UNAUDITED CONSOLIDATED PROFIT & LOSS ACCOUNTS

3 Months ended September 30 -(pound)000's                           1999                1998
---------------------------

Revenues                                                             15,035              13,063
Cost of sales                                                      (13,415)            (13,930)
                                                               -------------      --------------

Gross profit/(loss)                                                   1,620               (867)
Selling and administration                                          (2,099)             (2,152)
Exceptional loss                                                    (1,250)                   -
                                                               -------------      --------------

Operating loss                                                      (1,729)             (3,019)
Exceptional items                                                     1,772                   -
                                                               -------------      --------------

Profit/(Loss)  on ordinary activities before interest                    43             (3,019)
Interest payable and similar charges                                (1,008)             (1,595)
Unrealised gains on exchange                                            833                 433
                                                               -------------      --------------

Loss on ordinary activities before taxation                           (132)             (4,181)
Taxation                                                                 28                   -
                                                               -------------      --------------

Loss after taxation                                                   (104)             (4,181)
                                                               -------------      --------------

Loss per share (pence)      - basic                                  (0.04)               (2.5)
                            - diluted                                (0.04)               (2.7)
                                                               -------------      --------------
                                                               -------------      --------------
Loss per ADR  (cents)       - basic                                   (0.3)              (20.6)
                            - diluted                                 (0.3)              (22.1)
                                                               -------------      --------------


        SUMMARY OF UNAUDITED CONSOLIDATED PROFIT & LOSS ACCOUNTS (CONTD.)


9 Months ended September 30 -(pound)000's                            1999                1998
---------------------------
Revenues                                                             42,701              39,542
Cost of sales                                                      (38,441)            (42,226)
                                                               -------------      --------------

Gross profit/(loss)                                                   4,260             (2,684)
Selling and administration                                          (6,793)             (6,372)
Exceptional loss                                                    (1,250)                   -
                                                               -------------      --------------
Operating loss                                                      (3,783)             (9,056)
Exceptional items                                                     1,772                   -
                                                               -------------      --------------
Loss on ordinary activities before interest                         (2,011)             (9,056)

Interest payable and similar charges                                (2,956)             (4,264)
Unrealised (loss)/gain on exchange                                    (235)                 739
                                                               -------------      --------------
Loss on ordinary activities before taxation                         (5,202)            (12,581)
Taxation                                                                 28                 500
                                                               -------------      --------------
Loss after taxation                                                 (5,174)            (12,081)
                                                               -------------      --------------
Loss per share (pence)      -  basic                                  (1.8)               (9.2)
                            -  diluted                                (1.9)               (9.6)
                                                               -------------      --------------
Loss per ADR  (cents)       -  basic                                 (14.3)              (75.3)
                            -  diluted                               (15.1)              (77.0)
                                                               -------------      --------------

                SUMMARY OF UNAUDITED CONSOLIDATED BALANCE SHEETS

As at September 30-(pound)000's                                        1999               1998
------------------
Fixed assets                                                          69,615             97,077
                                                                  -----------        -----------
Stock and Debtors                                                     15,435             14,304
Cash at bank and in hand                                               4,630             16,849
                                                                  -----------        -----------
Current assets                                                        20,065             31,153
Creditors and Taxation                                              (17,901)           (19,823)
                                                                  -----------        -----------
Net current assets                                                     2,164             11,330
                                                                  -----------        -----------
Total assets less current liabilities                                 71,779            108,407
Convertible Capital Bonds                                           (29,732)           (28,614)
Long term loans                                                     (22,469)           (26,300)
Provisions for liabilities and charges                                 (539)              (146)
                                                                  -----------        -----------
Capital and reserves                                                  19,039             53,347
                                                                  -----------        -----------


                  SUMMARY OF UNAUDITED CONSOLIDATED CASH FLOWS

3 Months ended September 30 -(pound)000's                             1999               1998
----------------------------
Operating loss                                                       (1,729)            (3,019)
Depreciation                                                           1,517              1,568
Movement in provisions                                                 1,051                569
Movement in other working capital                                      (652)                365
                                                                  -----------        -----------
Net cash inflow/(outflow) from operating activities                      187              (517)
Net interest paid                                                    (1,669)            (2,166)
Tax received                                                               -                249
Sale of fixed assets                                                   4,214                  -
Purchase of fixed assets                                               (585)              (858)
                                                                  -----------        -----------
Net cash inflow/(outflow) before financing                             2,147            (3,292)

Financing:
     Issue of share capital                                                -             20,134
     Loans received                                                        -             24,500
     Repayments of amounts borrowed                                  (4,214)           (19,750)
                                                                  -----------        -----------
Net cash (outflow)/inflow from financing                             (4,214)             24,884
                                                                  -----------        -----------
(Decrease)/increase in cash and cash equivalents                     (2,067)             21,592
                                                                  -----------        -----------


                  SUMMARY OF UNAUDITED CONSOLIDATED CASH FLOWS

9 Months ended September 30 -(pound)000's                             1999               1998
---------------------------
Operating loss                                                       (3,783)            (9,056)
Depreciation                                                           4,487              4,859
Movement in provisions                                               (1,032)              (867)
Travers Morgan receipt                                                   249              2,172
Movement in other working capital                                    (2,015)              1,275
                                                                  -----------        -----------
Net cash outflow from operating activities                           (2,094)            (1,617)
Net interest paid                                                    (3,486)            (4,862)
Tax received                                                              28                974
Sale of fixed assets                                                   4,214                  -
Purchase of fixed assets                                             (2,151)            (2,824)
                                                                  -----------        -----------
Net cash outflow before financing                                    (3,489)            (8,329)

Financing:
     Issue of share capital                                                -             20,134
     Loans received                                                        -             24,500
     Repayments of amounts borrowed                                  (5,214)           (19,750)
                                                                  -----------        -----------
Net cash (outflow)/inflow from financing                             (5,214)             24,884
                                                                  -----------        -----------
(Decrease)/increase in cash and cash equivalents                     (8,703)             16,555
                                                                  -----------        -----------

Notes:

(1) These results have been prepared in accordance with UK GAAP but do not constitute Statutory Accounts as defined by the UK Companies Act 1985 and have not been audited.

(2) Loss per share is based on an average of 291,010,294 (1998, 131,577,057) Ordinary Shares outstanding during the 9 month period ended September 30, 1999 and on an average of 291,010,294 (1998, 166,524,365) Ordinary Shares outstanding during the 3 month period ended September 30, 1999.

(3) Diluted loss per share is based on an average of 277,996,096 (1998, 126,258,217) Ordinary Shares outstanding during the 9 month period ended September 30, 1999 and on an average of 278,013,386 (1998, 152,111,560)
    Ordinary Shares outstanding during the 3 month period ended September 30, 1999.

(4) Loss per ADR is calculated using an exchange rate of $1.61 =(pound)1.00 (1998, $1.64 =(pound)1.00). Each ADR represents five Ordinary Shares.

(5) For the purposes of consolidation an average exchange rate of $1.61 = (pound)1.00 has been used in the 9 month period ended September 30, 1999 (1998, $1.64 = (pound)1.00) and $1.60= (pound)1.00 (1998, $1.65 =
    (pound)1.00) in the 3 month period ended September 30, 1999.

(6) A printed copy of this quarterly report is available on request from the Registered Office at Woolley Road, Alconbury, Huntingdon, Cambs PE17 5HS